Nelnet Reports Third Quarter 2013 Results

•	GAAP net income $1.35 per share; $1.48 per share excluding adjustments

•	Received notice of government's intent to extend servicing contract

•	Purchased $2.7 billion of FFELP student loans through October 31

LINCOLN, Neb., November 7, 2013-Nelnet (NYSE: NNI) today reported GAAP net income of $62.8 million, or $1.35 per share, for the third quarter of 2013, compared with GAAP net income of $36.8 million, or $0.78 per share, for the same period a year ago.

Excluding the derivative market value and foreign currency adjustments, net income was $69.0 million, or $1.48 per share, for the third quarter of 2013, compared with $53.1 million, or $1.12 per share, for the same period in 2012. The company reported an expense from derivative market value and foreign currency adjustments of $6.2 million after tax, or $0.13 per share, for the third quarter of 2013, compared with an expense of $16.3 million after tax, or $0.34 per share, for the third quarter of 2012.

The increase in net income in 2013 compared with 2012 was due to an increase in net interest income earned on the company’s student loan portfolio and an increase in revenue and operating margins from fee-based businesses.

"We are consistently delivering strong results and making progress toward key objectives: Growing and driving diversification around our core businesses, operating with financial discipline, and improving the customer’s experiences,” said Mike Dunlap, Nelnet chairman and chief executive officer. “More specifically, we are excited the U.S. Department of Education has indicated it intends to exercise its option to extend our servicing agreement for another five years. We look forward to our continued opportunity to serve millions of borrowers on behalf of the Department."

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management operating segment, and fee-based revenue in its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments.

Asset Generation and Management

A substantial portion of Nelnet's student loans are financed for the life of the loan at terms the company has estimated (as of September 30, 2013) will generate significant future cash flow of approximately $2.10 billion. During the third quarter of 2013, the company purchased $1.1 billion of student loans. As of September 30, 2013, net student loan assets were $24.7 billion. On October 31, 2013, the company purchased rights to the residual interest in $1.6 billion of securitized student loans.

Historically low interest rates are continuing to provide an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the third quarter of 2013, Nelnet reported net interest income of $104.9 million, compared with $85.3 million for the same period a year ago. Net interest income included $37.8 million and $34.7 million of fixed rate floor income in the third quarters of 2013 and 2012, respectively.   Core student loan spread increased to 1.57 percent for the third quarter of 2013, compared with 1.44 percent for the same period in 2012.

Fee-Based Operating Segments

The company reported total revenue from its fee-based operating segments in the third quarters of 2013 and 2012 of $107.1 million and $101.9 million, respectively. Net income from fee-based operating segments was $17.6 million for the third quarter of 2013, up from $13.3 million for the same period in 2012. Certain intangible assets within the company's fee-based operating segments became fully amortized in 2012, which improved net income by $2.4 million during the third quarter of 2013, compared with the same period in 2012.

Revenue from the company's Student Loan and Guaranty Servicing segment increased 21 percent, or $11.3 million, to $64.6 million for the third quarter of 2013, up from $53.3 million for the third quarter of 2012. The increase in revenue was the result of growth in servicing volume under the company's contract with the U.S. Department of Education (Department) and collection revenue from guaranty agencies.

As of September 30, 2013, the company was servicing $106.9 billion of loans for 5.1 million borrowers on behalf of the Department, compared with $63.6 billion of loans for 3.6 million borrowers as of September 30, 2012. Revenue from this contract increased to $26.0 million for the third quarter of 2013, up from $19.1 million for the same period a year ago.

The Department ranks the performance of its servicers quarterly based on five performance metrics to determine the loan servicing volume allocation each servicer will receive in the following contract year. Based on these performance metrics, the company achieved the first place ranking for the second consecutive contract year and will continue to be allocated 30 percent of new loan volume originated by the Department during the fifth year of the contract.

The servicing contract with the Department expires in June 2014, with a five-year renewal at the option of the Department. On October 25, 2013, the company received a letter from the Department notifying the company of the Department's intent to exercise its optional ordering period to extend the contract for an additional five years through June 16, 2019, with actual extension subject to the availability of government funds.

For the third quarter of 2013, revenue from the company's Tuition Payment Processing and Campus Commerce segment was $19.9 million, an increase of $2.0 million, or 11 percent, from the same period in 2012. The company reported third quarter of 2013 revenue from its Enrollment Services segment of $22.6 million, compared with $30.7 million for the same period in 2012.

Operating Expenses

The company reported consolidated operating expenses of $107.6 million for the third quarter of 2013, compared with $104.9 million for the same period in 2012.

Board of Directors Approves Dividend

The Nelnet Board of Directors declared a fourth quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.10 per share. The dividend will be paid on Monday, December 16, 2013, to shareholders of record at the close of business on Monday, December 2, 2013.

The company currently plans to continue making regular quarterly dividend payments, subject to future earnings, capital requirements, financial condition, and other factors.

Non-GAAP Performance Measures

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results, including specifically, but not limited to, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments which do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point in time estimates of asset and liability values related to financial instruments that are subject to interest and currency rate fluctuations, and items whose timing and/or amount cannot be reasonably estimated in advance, affect the period to period comparability of the results of the company's fundamental business operations on a recurring basis. Accordingly, the company provides operating results excluding these items for comparability purposes.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, among others, risks related to the company's student loan portfolios such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company's funding requirements to satisfy asset financing needs; risks related to the availability of government funds and actual extension of the company's loan servicing contract with the Department for an additional five years and the company's ability to maintain and increase volumes under that contract to service federally owned student loans; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the third quarter ended September 30, 2013.  All information in this release is as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income (unaudited)
(Dollars in thousands, except share data)

	Three months ended			Nine months ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Interest income:
Loan interest	$158,675	158,063	150,528	472,277	454,574
Investment interest	1,562	1,483	1,140	4,662	3,290
Total interest income	160,237	159,546	151,668	476,939	457,864
Interest expense:
Interest on bonds and notes payable	55,315	58,127	66,402	171,800	203,175
Net interest income	104,922	101,419	85,266	305,139	254,689
Less provision for loan losses	5,000	5,000	5,000	15,000	18,000
Net interest income after provision for loan losses	99,922	96,419	80,266	290,139	236,689
Other income (expense):
Loan and guaranty servicing revenue	64,582	60,078	53,285	180,261	155,164
Tuition payment processing and campus commerce revenue	19,927	18,356	17,928	61,694	56,675
Enrollment services revenue	22,563	24,823	30,661	76,343	92,035
Other income	8,613	12,288	12,699	30,317	32,453
Gain on sale of loans and debt repurchases	2,138	7,355	195	10,900	1,130
Derivative settlements, net	(6,688)	(8,357)	(5,051)	(23,229)	(6,910)
Derivative market value and foreign currency adjustments, net	(9,960)	48,545	(26,224)	47,841	(61,163)
Total other income	101,175	163,088	83,493	384,127	269,384
Operating expenses:
Salaries and benefits	48,712	47,432	46,395	144,049	144,193
Cost to provide enrollment services	14,668	16,787	20,151	51,097	62,203
Depreciation and amortization	4,340	4,320	8,402	13,037	24,764
Other	39,887	34,365	29,989	109,193	93,160
Total operating expenses	107,607	102,904	104,937	317,376	324,320
Income before income taxes	93,490	156,603	58,822	356,890	181,753
Income tax expense	30,444	54,746	21,870	123,637	59,978
Net income	63,046	101,857	36,952	233,253	121,775
Net income attributable to noncontrolling interest	216	614	124	1,101	412
Net income attributable to Nelnet, Inc.	$62,830	101,243	36,828	232,152	121,363
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.35	2.17	0.78	4.98	2.56
Weighted average common shares outstanding - basic and diluted	46,496,612	46,626,853	47,460,308	46,593,241	47,399,207

Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of	As of
	September 30, 2013	December 31, 2012	September 30, 2012
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$24,701,112	24,830,621	22,559,341
Non-federally insured student loans receivable - held for sale	28,480	—	—
Cash, cash equivalents, and investments	284,054	149,343	186,534
Restricted cash and investments	768,621	911,978	1,003,888
Goodwill and intangible assets, net	124,050	126,511	131,478
Other assets	630,611	589,442	527,603
Total assets	$26,536,928	26,607,895	24,408,844
Liabilities:
Bonds and notes payable	$24,858,455	25,098,835	22,884,096
Other liabilities	300,560	343,847	348,510
Total liabilities	25,159,015	25,442,682	23,232,606
Equity:
Total Nelnet, Inc. shareholders' equity	1,377,863	1,165,208	1,175,821
Noncontrolling interest	50	5	417
Total equity	1,377,913	1,165,213	1,176,238
Total liabilities and equity	$26,536,928	26,607,895	24,408,844

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.